Exhibit 99.1

Final

For Further Information

OSI Systems Inc

12525 Chadron Ave

Hawthorne CA 90250

(310) 349 2237

Contact: Jeremy Norton – Director of Investor Relations

OSI SYSTEMS ANNOUNCES FOURTH QUARTER OPERATING RESULTS

•	Net Loss of $4.0 million for the Fourth Quarter Impacted by:

•	Weakness in Cargo & Vehicle Inspection Product Line; and

•	Legal and Sarbanes-Oxley Related Expenses of approximately $4.4 million.

•	Company announces $16 million order for Cargo & Vehicle Inspection products

•	Company to pursue UK IPO of its Healthcare Group

HAWTHORNE, Calif. — (BUSINESS WIRE) — September 12, 2005—OSI Systems, Inc. (Nasdaq:OSIS) today announced its revenues and results for the fourth quarter of fiscal 2005.

The company reported revenues of $100.7 million for the fourth quarter of fiscal 2005, an increase of 5% from the $95.8 million reported for the fourth quarter of fiscal 2004. For the fiscal year ended June 30, 2005, revenues increased by $139.3 million, or 56%, to $385.0 million, from $247.1 million for fiscal 2004. Revenue growth for the year was primarily attributable to the March 2004 acquisition of Spacelabs Medical and the February 2005 acquisition of Blease Medical.

The net loss for the fourth quarter of fiscal 2005 was $4.0 million compared to net income of $2.2 million for the fourth quarter of fiscal 2004. For the fiscal year ended June 30, 2005, the company reported a net loss of $3.2 million, compared to net income of $10.0 million for fiscal 2004.

For the fourth quarter of fiscal 2005 the company reported a net loss of $0.25 per diluted share compared to earnings of $0.14 per diluted share for the fourth quarter of fiscal 2004. For the fiscal year ended June 30, 2005, the company reported a loss of $0.20 per diluted share, compared to earnings of $0.65 per diluted share for fiscal 2004.

The results for the fourth quarter were favorably impacted by a change in the Healthcare Groups’ estimated warranty provision of approximately $2.1 million pre-tax due to lower than expected warranty claims on a specific product. In addition, the fourth quarter results were favorably impacted by a tax benefit of approximately $3.5 million due to the outcome of a study conducted with the assistance of the company’s outside tax advisors to determine the company’s available R&D tax credit.

The company reported an operating loss of $2.4 million for the Security Group in the fourth quarter of fiscal 2005. This loss was due to the continued weakness in the Cargo and Vehicle Inspection product line and higher R&D spending compared to the fourth quarter of the prior fiscal year. As anticipated, R&D expenditures for the Automated Hold Baggage Screening product line were higher in the fourth quarter compared to the third quarter of fiscal 2005. Additionally, in the fourth quarter the Corporate segment incurred legal and Sarbanes-Oxley implementation expenses of approximately $4.4 million.

At June 30, 2005, cash and cash equivalents were approximately $14.6 million compared to $12.7 million as of March 31, 2005. During the fourth quarter the company borrowed approximately $8.2 million cash under its lines of credit. Cash and borrowings during the quarter were utilized for working capital, the purchase of capital equipment and the repurchase of approximately 157,000 shares of OSI common stock at an average price of $14.25 per share.

Deepak Chopra, Chairman and CEO of OSI Systems stated, “The fourth quarter for the company was a very difficult period as our overall operating performance was impacted by the continued weakness in the Cargo and Vehicle Inspection product line and legal and Sarbanes-Oxley related expenses of approximately $4.4 million. We continue to believe in the fundamentals of the Cargo and Vehicle Inspection product line as evidenced by today’s announced new bookings of $16 million and the previously announced $2.7 million grant for the development of the Radiological Threat Identification System. However, we remain cautious as we are still awaiting certain U.S. government procurement decisions for cargo products. We expect the revenue weakness to continue in the first quarter of fiscal 2006 as it pertains to the Cargo and Vehicle Inspection product line, with revenue and operating results improving for the remainder of fiscal 2006.

“In the fourth quarter we also announced an important order from the BAA Plc. (formerly the British Aerospace Authority) for the three Secure 1000 units that were on trial at London’s Heathrow airport for several months. We worked closely with the BAA to achieve their privacy goals while maintaining the integrity of the inspection. This signifies the first aviation deployment of our backscatter technology for passenger screening. In addition, we are currently working with the TSA to implement the Secure 1000 in the US aviation arena for live trials. Our installed base for the Secure 1000 backscatter units increased significantly in the non-aviation sector during the fiscal year.”

Company to Pursue UK IPO of its Global Healthcare Operations

For the past year the company has been exploring strategic alternatives for its various business units. The company’s Healthcare Group has grown from approximately $11 million in annual revenues in fiscal 2003, to $195.7 million in fiscal 2005, primarily as a result of the acquisitions of Spacelabs and Blease. The company has engaged Collins Stewart, a London-based investment bank to pursue the listing and public offering of approximately 30% to 35% of the equity in Spacelabs Healthcare, Inc., a newly formed Delaware corporation composed of the Healthcare operations of OSI: Spacelabs Medical, Blease Medical, Dolphin Medical and Osteometer MediTech.

This listing and offering is planned in the United Kingdom on the AIM Exchange, which is owned and administered by the London Stock Exchange. Comparable companies of similar size and technologies are valued at approximately one times revenue. The proposed transaction is expected to be completed in the second quarter of fiscal 2006. Any proposed listing is subject to a number of factors including the company’s satisfaction with the valuation; therefore, we can give no assurance regarding the completion of any such listing or offering. Under SEC Regulation S, U.S. residents are prohibited from participating in this proposed offering of shares in the newly formed company, and any shares offered cannot be acquired by U.S. residents for a period of twelve months from the date of the offering.

However, if the listing and offering are completed, OSI Systems, Inc. will own approximately 65% to 70% of the newly formed company upon completion.

First Quarter Fiscal 2006 Guidance

For the first quarter of fiscal 2006, the company announces revenue guidance of $101 million to $103 million compared to revenues of $87.6 million for the first quarter of fiscal 2005. The company expects the gross margin for the first quarter to be in the range of 34% to 36%. Due to the weakness in Cargo and Vehicle Inspection product line revenues and continued litigation and Sarbanes-Oxley related expenses, the company expects to incur a net loss for the first quarter of fiscal 2006. The company, however, expects to return to profitability in the second quarter of fiscal 2006.

Additionally, the Healthcare and Opto-Electronics & Manufacturing Groups are expected to continue to generate operating profits in the first quarter and for the full year fiscal 2006. The company’s current backlog has increased to approximately $118 million, compared to approximately $90 million as of March 31, 2005 as previously announced during the company’s third quarter earnings conference call.

Segment Information

Security Group

The Security Group reported revenues of $32.2 million for the fourth quarter of fiscal 2005, an increase of 3% from $31.3 million reported for the fourth quarter of fiscal 2004. For the fiscal year ended June 30, 2005 revenues increased by $5.4 million, or 5%, to $123.2 million, from $117.8 million for the comparable period of fiscal 2004.

The loss from operations for the fourth quarter of fiscal 2005 was $2.4 million compared to $1.5 million of income from operations for the fourth quarter of fiscal 2004. For the fiscal year ended June 30, 2005, income from operations decreased by $15.9 million, to a loss from operations of $5.4 million, versus income from operations of $10.5 million for fiscal 2004. As previously disclosed, the reported results were impacted by the weak performance of the Cargo and Vehicle Inspection product line.

Healthcare Group

The Healthcare Group reported revenues of $51.1 million for the fourth quarter of fiscal 2005, compared to $45.4 million reported for the fourth quarter of fiscal 2004. For the fiscal year ended June 30, 2005, revenues increased by $135 million, to $195.7 million from $60.7 million for fiscal 2004. Revenue growth was primarily due to the March 2004 acquisition of Spacelabs Medical and the February 2005 acquisition of Blease Medical.

Income from operations for the fourth quarter of fiscal 2005 was $2.4 million, after Spacelabs-related amortization and retention expenses of $786,000. For the fiscal year ended June 30, 2005, income from operations was $8.4 million, after Spacelabs-related amortization and retention expenses of $3.2 million. The results for the fourth quarter and fiscal year 2005 were favorably impacted by a change in the Healthcare Groups’ estimated warranty provision of approximately $2.1 million pre-tax due to lower than expected warranty claims on a specific product.

Optoelectronics & Manufacturing Group

The Optoelectronics & Manufacturing Group reported external revenues of $17.4 million for the fourth quarter of fiscal 2005, a decrease of 9% from $19.1 million reported for the fourth quarter of fiscal 2004. For the twelve months ended June 30, 2005, external revenues decreased by $2.5 million to $66.1 million from $68.6 million for fiscal 2004.

The decrease in external revenues was primarily attributable to the weakness in the weapons simulation defense electronics product line as previously disclosed. However, we are pleased to announce that their order book has increased significantly in the first quarter of fiscal 2006 with the receipt of an order of approximately $7.2 million for weapons simulation products. The shipments for this order are expected to be completed by March 2007.

Income from operations for the fourth quarter of fiscal 2005 was $515,000, compared to $3.3 million for the fourth quarter of fiscal 2004. For the fiscal year ended June 30, 2005, income from operations decreased by $3.9 million, to $6.2 million from $10.1 million for fiscal 2004.

For the fourth quarter of fiscal 2005 the Optoelectronics & Manufacturing Group reported inter-company revenues of $3.5 million, a decrease of $500,000, from $4.0 million reported for the fourth quarter of fiscal 2004. For the fiscal year ended June 30, 2005, inter-company revenues increased by $3.0 million, to $18.4 million from $15.4 million for fiscal 2004.

OSI Systems, Inc. will webcast the live earnings call over the Internet at 2:30 p.m. Pacific Time on September 12, 2005. To listen, please log on www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the presentation and will be archived on www.osi-systems.com. A telephonic replay of the call will also be available from 4:30 p.m. Pacific Time on September 12th, 2005, until 4:30 p.m. PT on September 19th , 2005. The replay may be accessed by calling 888-286-8010 and entering the conference call identification number 57807793.

About OSI Systems, Inc.

OSI Systems Inc. is a Hawthorne, California based diversified global developer, manufacturer and seller of security and inspection systems, medical monitoring and anesthesia delivery products, and optoelectronic-based components, as well as a provider of engineering and manufacturing services. The company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. OSI Systems implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems Inc. or any of its subsidiary companies, visit www.osi-systems.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, statements regarding revenues, the company’s commitment to particular markets, the company’s commitment to research and development funding, and any listing and offering of new securities in the company’s Healthcare Group. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that future revenues and operating margins will meet current expectations, that research and development funding by either of the company’s Security Group will result in valuable products or product enhancements, that the company’s current commitment to certain markets or product lines will continue in the future, or that the efforts of the company’s Security Group will in fact produce a profitable Cargo and Vehicle Inspection product line in the long term. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three months ended June 30,		Year ended June 30,
	2005	2004	2005	2004
Revenues	$100,713	$95,798	$385,041	$247,069
Cost of goods sold	62,507	59,178	243,415	163,712

Gross profit	38,206	36,620	141,626	83,357
Operating expenses:
Selling, general and administrative	35,692	26,107	116,245	54,161
Research and development	9,495	6,685	30,537	14,638
Restructuring charges	—		—	1,061
Management retention bonus	438	1,029	1,824	1,104

Total operating expenses	45,625	33,821	148,606	70,964

Income (loss) from operations	(7,419)	2,799	(6,980)	12,393
Interest income	38	43	196	863
Interest expense	(561)	(52)	(807)	(283)
Write down of equity investment	—	—	(182)	(247)
Gain on sale of marketable securities	—	—	—	376

Income (loss) before provision for income taxes and minority interest	(7,942)	2,790	(7,773)	13,102
Provision (benefit) for income taxes	(3,924)	774	(4,526)	3,316

Income (loss) before minority interest	(4,018)	2,016	(3,247)	9,786
Minority interest	—	170	69	170

Net income (loss)	$(4,018)	$2,186	$(3,178)	$9,956

Net income (loss) available to common shareholders - assuming dilution	$(4,071)	$2,186	$(3,285)	$9,956

Diluted earnings (loss) per share	$(0.25)	$0.14	$(0.20)	$0.65

Weighted average shares outstanding - assuming dilution	16,245,131	15,777,055	16,222,998	15,236,399

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2005	June 30, 2004
Cash and cash equivalents	$14,623	$39,879
Marketable securities, available for sale	816	—
Accounts receivable, net of allowance for doubtful accounts	89,227	85,774
Inventory	107,441	97,174
Other current assets	21,062	18,062

Total current assets	233,169	240,889
Non current assets	119,185	90,912

Total	$352,354	$331,801

Bank line of credit	$15,752	$723
Current portion of long-term debt	499	1,798
Other current liabilities	95,604	94,970

Total current liabilities	111,855	97,491
Long-term debt	4,852	32
Other long term liabilities	12,757	6,727
Minority interest	—	69
Shareholders’ equity	222,890	227,482

Total	$352,354	$331,801

Segment Information

(in thousands)

Quarter ended June 30, 2005

	Security Group	Healthcare Group	Optoelectronics Group	Corporate	Eliminations	Total
Revenues:
External	$32,180	$51,101	$17,432	—	—	$100,713
Intercompany	—	—	3,453	—	(3,453)	—

Total Revenues	$32,180	$51,101	$20,885	$—	$(3,453)	$100,713

Operating Income (Loss)	$(2,405)	$2,423	$515	$(7,735)	$(217)	$(7,419)

Quarter ended June 30, 2004

	Security Group	Healthcare Group	Optoelectronics Group	Corporate	Eliminations	Total
Revenues:
External	$31,318	$45,425	$19,055	—	—	$95,798
Intercompany			3,950		(3,950)

Total Revenues	$31,318	$45,425	$23,005	$—	$(3,950)	$95,798

Operating Income (Loss)	$1,511	$885	$3,304	$(2,741)	$(160)	$2,799

Year Ended June 30, 2005

	Security Group	Healthcare Group	Optoelectronics Group	Corporate	Eliminations	Total
Revenues:
External	$123,197	$195,698	$66,146	$—	$—	$385,041
Intercompany	—	—	18,412	—	(18,412)	—

Total Revenues	$123,197	$195,698	$84,558	$—	$(18,412)	$385,041

Operating Income (Loss)	$(5,438)	$8,394	$6,159	$(15,420)	$(675)	$(6,980)

Year Ended June 30, 2004

	Security Group	Healthcare Group	Optoelectronics Group	Corporate	Eliminations	Total
Revenues:
External	$117,746	$60,695	$68,628	$—	—	$247,069
Intercompany	—	—	15,382	—	(15,382)	—

Total Revenues	$117,746	$60,695	$84,010	$—	$(15,382)	$247,069

Operating Income (Loss)	$10,473	$83	$10,117	$(7,744)	$(536)	$12,393